Exhibit 10.1

FIRST AMENDMENT TO SETTLEMENT AGREEMENT

THIS FIRST AMENDMENT TO SETTLEMENT AGREEMENT (“First Amendment”), dated as of July 15, 2015 (the “First Amendment Effective Date”), is entered into between the Pension Benefit Guaranty Corporation (“PBGC”) and AMREP Corporation (“AMREP” and collectively with PBGC, the “Parties”) and amends the Settlement Agreement entered into and effective on August 30, 2013 by the Parties (“Settlement Agreement”).

WITNESSETH

WHEREAS, PBGC is a wholly-owned United States government corporation and agency of the United States that administers the pension plan insurance program established under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1301 et seq.; and

WHEREAS, AMREP is an Oklahoma corporation and the sponsor of the Retirement Plan for Employees of AMREP Corporation (“Pension Plan”); and

WHEREAS, in April 2010, AMREP ceased operations at its facility in Louisville, Colorado (“First Cessation of Operations”). In January 2011, AMREP ceased operations at its facility in Mount Morris, Illinois (“Second Cessation of Operations” and collectively with the First Cessation of Operations, the “Cessations of Operations”). As a result of the Cessations of Operations, certain employees who were participants in the Plan were separated from employment; and

WHEREAS, PBGC asserted that the Cessations of Operations were events described in section 4062(e) of ERISA, and that AMREP and the other members of its controlled group, within the meaning of section 4001(a)(14) of ERISA were therefore subject to the provisions of section 4063 of ERISA and liable thereunder to PBGC with respect to the Pension Plan (“Liability”); and

WHEREAS, the Parties entered into that certain Tolling and Forbearance Agreement with respect to the Cessations of Operations on August 13, 2012, and the Parties addressed the Liability by executing the Settlement Agreement, a copy of which is attached hereto as Exhibit 1; and

WHEREAS, in the Settlement Agreement, AMREP agreed, among other things, to secure all unpaid Liability by executing first lien mortgages (“Original PBGC Mortgages”) in favor of PBGC on certain real properties (“Original Mortgaged Properties”); and

WHEREAS, AMREP has agreed to sell the surface of one of the Original Mortgaged Properties located in Brighton, Colorado (such surface of the property being sold (which does not include any mineral (e.g., oil and gas) rights), “Brighton Property”) to Meritage Homes of Colorado, Inc. (“Buyer”) in four sale transactions (collectively, the “Sale”). A copy of the sale agreement is attached hereto as Exhibit 2 (“Sale Agreement”). The Sale Agreement contemplates obtaining necessary approvals from various Governmental Authorities (as defined therein); and

WHEREAS, in order to expedite such approvals, AMREP has asked PBGC to accept a mortgage on a property in Palm Coast, Florida in exchange for the release of the Original PBGC Mortgage encumbering the Brighton Property in advance of the closing dates outlined in the Sale Agreement. In further consideration thereof, AMREP has agreed that its obligation under Section 2.5 of the Settlement Agreement to make all payments to the Pension Plan relating to the Sale will survive the termination of the Settlement Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AMREP and PBGC hereby agree as follows:

1.	The Settlement Agreement is fully incorporated by reference herein and shall, as amended hereby, continue in full force and effect. For the avoidance of doubt, nothing in this First Amendment releases AMREP of any obligations or duties under the Settlement Agreement. Initially capitalized terms used but not otherwise defined in this First Amendment have the meanings given to them in the Settlement Agreement.

2.	AMREP’s real property located at 11 Commerce Boulevard in Palm Coast, Florida (“Palm Coast Property”) shall be treated as a Replacement Property under Section 2.4 of the Settlement Agreement. PBGC agrees that the Palm Coast Property is acceptable additional security for the outstanding Liability.

3.	The form of Replacement PBGC Mortgage on the Palm Coast Property is attached hereto as Exhibit 3 (“Palm Coast Replacement PBGC Mortgage”). AMREP shall, at its sole expense, file and record the Palm Coast Replacement PBGC Mortgage at least ten days prior to the 1st Closing (as such term is defined in the Sale Agreement). AMREP shall promptly provide PBGC with a copy of the file-stamped, recorded Palm Coast Replacement PBGC Mortgage via email to Courtney Morgan at morgan.courtney@pbgc.gov.

4.	After the Palm Coast Replacement PBGC Mortgage has been properly recorded and AMREP has provided the file-stamped copy thereof to Courtney Morgan, AMREP shall, at its sole expense, provide to PBGC an acceptable recordable discharge and release of the Original PBGC Mortgage on the Brighton Property (“Brighton Release”). PBGC will promptly execute and return the Brighton Release to AMREP via email to Christopher Vitale at CVitale@amrepcorp.com. AMREP shall bear all responsibility for filing the Brighton Release at its sole expense. AMREP further agrees to provide PBGC with a copy of the file-stamped, recorded Brighton Release via email to Courtney Morgan as provided above.

5.	In accordance with Section 2.5 of the Settlement Agreement, AMREP shall provide to PBGC a written closing statement evidencing all financial details of the Sale, including purchase price, no later than five days after each closing thereunder relating to the Brighton Property (each, a “Meritage Closing”). No later than ten days after each Meritage Closing, AMREP shall deposit into the Pension Plan 50% of the lesser of the net proceeds and the Appraised Value of the Brighton Property subject to the Meritage Closing (each such deposited amount, a “Sale Contribution” as defined in the Settlement Agreement, shall be treated in the same manner as Additional Contributions under the Settlement Agreement including, without limitation, the election prohibition under Section 1.2 of the Settlement Agreement (“Election Prohibition”)). AMREP shall further provide to PBGC written documentation of each Sale Contribution within five days of its deposit thereof into the Pension Plan. AMREP’s obligation to make a Sale Contribution for each Meritage Closing, and such Election Prohibition, shall survive the termination of the Settlement Agreement.

6.	In the event any portion of the Brighton Property is sold to any entity other than Buyer or any of its affiliates (an “Alternative Buyer”), AMREP shall provide to PBGC a written closing statement evidencing all financial details of the sale to such Alternative Buyer, including purchase price, no later than five days after any closing of a sale to such Alternative Buyer (an “Alternative Buyer Closing”). No later than ten days after any Alternative Buyer Closing, AMREP shall deposit into the Pension Plan 50% of the lesser of the net proceeds and the Appraised Value of the Brighton Property subject to such Alternative Buyer Closing (each such deposited amount, a “Sale Contribution” as defined in the Settlement Agreement, shall be treated in the same manner as Additional Contributions under the Settlement Agreement including, without limitation, the Election Prohibition). AMREP shall further provide to PBGC written documentation of each Sale Contribution within five days of its deposit into the Pension Plan. AMREP’s obligation to make a Sale Contribution for each Alternative Buyer Closing shall terminate on August 30, 2018.

7.	All Original PBGC Mortgages and Replacement PBGC Mortgages, including the Palm Coast Replacement PBGC Mortgage (once filed and recorded), shall continue to be governed by the terms of the Settlement Agreement, as amended hereby.

IN WITNESS WHEREOF, the Parties have executed this First Amendment, effective as of the First Amendment Effective Date.

Accepted and Agreed:

AMREP CORPORATION		Pension Benefit Guaranty Corporation

By:	/s/ Christopher Vitale	By:	/s/ Karen L. Morris

Name:	Christopher Vitale	Name:	Karen L. Morris

Title:	Executive Vice President	Title:	Acting Director CFRD